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FLORIDA
PROGRESS
CORPORATION                             INVESTOR NEWS -  FIRST QUARTER EARNINGS





FLORIDA PUBLIC SERVICE COMMISSION OPENS DOCKET ON FLORIDA POWER


ST. PETERSBURG, FLORIDA, JULY 11, 2000 - On Friday, July 7, 2000, the Florida Public Service Commission (FPSC) established Docket #000824-EI to review Florida Power Corporation's earnings, including the effects of the business combination between Florida Progress Corporation and CP&L Energy.

"Working constructively with our regulators has always been our practice at Florida Power. I see this as just another step in the process of completing our combination with CP&L Energy, which will benefit both shareholders and Florida Power customers," said Joseph H. Richardson, President and Chief Executive Officer of Florida Power Corporation.

Since the August 1999 announcement of the combination, Florida Power has been providing updates on the progress of the combination to the FPSC as well as responding to numerous FPSC staff inquiries. Florida Power intends to continue working with the FPSC as it has with other regulators involved in the business combination between Florida Progress and CP&L Energy.

The review by the FPSC is not expected to delay the closing of the combination, which is targeted for the fall of 2000.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release contains a forward-looking statement regarding the projected closing of the combination between Florida Progress and CP&L Energy. This statement involves risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that could have a direct bearing on the company's ability to meet this projection include the actions of various regulatory bodies in approving the combination and other factors described in the company's periodic reports filed with the Securities and Exchange Commission.

Terms regarding Florida Progress' share exchange with CP&L Energy are included in proxy materials that are being mailed to shareholders this week. A copy of the definitive proxy statement (which shareholders should read because it contains important information) is available, without charge, at the Securities and Exchange Commission's web site at http://www.sec.gov.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $6.5 billion. Its principal subsidiary is Florida Power, one of the nation's leading electric utilities committed to serving its 1.4 million customers in Florida with competitively priced energy, excellent reliability, and outstanding customer service. Diversified operations include energy operations, marine operations and rail services.


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